Exhibit 99

Media Inquiries:	312/436-4356
Investor Relations:	312/436-4125
USG CORPORATION REPORTS FIRST QUARTER 2008
NET SALES OF $1.2 BILLION AND A NET LOSS OF $45 MILLION
•	Results impacted by ongoing weakness in housing market

•	Worldwide Ceilings reported strong first quarter results

•	Selling and administrative expenses down 13 percent
     CHICAGO, April 22, 2008 — USG Corporation (NYSE:USG), a leading building products company, today reported first quarter 2008 net sales of $1.2 billion and a net loss of $45 million, or $0.45 per diluted share based on 99.1 million average shares outstanding. For the same period a year ago, the corporation recorded net sales of $1.3 billion and net earnings of $41 million, or $0.45 per diluted share based on 91.7 million average shares outstanding.
     “The recession in the housing market continues to have a significant impact on our financial results,” said William C. Foote, Chairman and CEO. “Our domestic wallboard business, which is closely tied to the new residential and home remodeling segments, has been hardest hit. L&W Supply, our distribution business, which serves both residential and
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commercial markets, has also seen sales and profitability decline due to the slowdown in its residential business. Our ceilings business, which is focused on the non-residential market, grew both sales and profits. We reported increased net sales in Canada, Europe and Mexico, where construction activity was buoyant.
     “Throughout this market downturn, we have moved to reduce manufacturing costs by scaling our operations for market conditions, removing older, less-efficient production capacity from our network and focusing on our newest and most efficient assets,” explained Foote. “Over the course of the last seven quarters, we have announced closures and implemented curtailments totaling 3.5 billion square feet of the oldest and least efficient wallboard manufacturing capacity in our network. Rationalizing high cost capacity is an ongoing process and over the last several weeks, we announced plans to suspend operations at a wallboard line in Iowa and at a paper mill in Ohio. Our new wallboard plant in Norfolk, Virginia and new paper mill in Otsego, Michigan, which are both in a start-up phase, will operate at a significantly lower cost than the operations they are replacing.
     “The USG management team also remains keenly focused on reducing selling, general and administrative expenses and other costs,” continued Foote. “Most recently, on April 1, we initiated another workforce reduction plan that will eliminate approximately 500 salaried positions. This program, combined with other actions, will bring the total number of positions eliminated since the beginning of the downturn in the housing market to approximately 1,750.”
     Commenting on management actions, Foote explained, “In a very difficult market environment, the management team’s focus on the controllable factors within the business is producing positive results. We have made significant reductions in overhead costs and other
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discretionary spending, the operating efficiencies at our plants are near record levels and customer satisfaction metrics remain high. Longer term, we will be well-positioned for the market rebound with efficient new plants that will replace the older operations we have closed during the downturn. We expect to emerge from this downturn operationally stronger, with closer ties to our customers.”
     The corporation’s consolidated first quarter 2008 results included $12 million ($7 million after-tax, or $0.07 per diluted share) in startup expenses at new plants. Results in the first quarter of 2008 also included restructuring charges totaling $4 million ($2 million after-tax, or $0.02 per diluted share) primarily associated with severance related to the shutdown of several North American Gypsum manufacturing facilities and additional salaried workforce reductions in response to current market conditions.
     The effective tax benefit rate for the first quarter of 2008 was 43.6 percent compared to a tax rate of 30.2 percent in the first quarter of 2007. The 2008 tax benefit results from our anticipated carry-forward of the loss in the first quarter of 2008 to offset U.S. state and federal income taxes in future years. The higher effective tax rate in 2008 is a result of the relative weighting of the loss in 2008 and the income in 2007 between the U.S., with a higher total tax rate, and lower taxed foreign jurisdictions. In addition, first quarter 2007 results included a $6.6 million favorable tax adjustment, or $0.07 per share, resulting from a correction of the December 31, 2006 deferred tax balances.
Business Outlook
     The housing market continues to be very challenging. New residential construction has shown signs of stabilizing at or around the current level, which is down about 50 percent from the peak in 2005. The market is likely to remain weak into 2009 as the inventory of unsold homes
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remains at historically high levels. The corporation expects declines in residential repair and remodeling expenditures and non-residential construction activity. The corporation has aggressively reduced overhead costs, cut discretionary spending and reduced staffing to mitigate the impact of weak market conditions and potential increases in manufacturing costs such as energy.
Core Business Results
North American Gypsum
     USG’s North American Gypsum business recorded first quarter 2008 net sales of $618 million and an operating loss of $57 million, which included the previously mentioned $12 million of startup costs for new plants. Results in the first quarter of 2008 also included restructuring charges of $4 million. For the first quarter of 2007, net sales were $757 million and operating profit was $93 million.
     United States Gypsum Company reported first quarter 2008 net sales of $514 million and an operating loss of $64 million. This compares with 2007 net sales of $661 million and operating profit of $81 million. The decline in net sales was attributable to sharply lower selling prices for Sheetrock® brand gypsum wallboard. Operating profit was adversely affected by both lower selling prices and higher manufacturing costs, particularly for wastepaper and other raw materials.
     During the quarter, U.S. Gypsum realized an average selling price of $104.41 per thousand square feet for its Sheetrock gypsum wallboard, compared to $110.29 in the fourth quarter of 2007 and $164.12 in the first quarter of 2007. The company announced and successfully implemented an increase in the price of its wallboard products near the end of the first quarter.
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     U.S. Gypsum shipped 2.1 billion square feet of Sheetrock gypsum wallboard during the first quarter of 2008 compared with 2.2 billion square feet shipped during last year’s first quarter and 2.1 billion shipped in the fourth quarter of 2007. Giving effect to plant closures and additions, U.S. Gypsum’s wallboard plants operated at 76 percent of capacity during the quarter compared with a 75 percent capacity utilization rate for the same period a year ago. The company estimates that the industry operated at 67 percent of capacity during the first quarter of 2008.
     Overall first quarter 2008 profit for the company’s complementary product lines was lower compared to the first quarter of 2007, largely due to lower volumes and higher manufacturing costs. Partially offsetting these negative factors was improvement in certain product lines, such as Fiberock® brand gypsum fiber panels, where both shipments and selling prices were higher, and manufacturing cost were reduced, compared to the first quarter of 2007.
     The gypsum business of Canada-based CGC Inc. reported first quarter 2008 net sales of $84 million, an increase of $7 million compared with the first quarter of 2007. Net sales improved despite lower shipments and realized selling prices for gypsum wallboard largely due to the favorable effects of currency translation. The higher net sales also reflected higher selling prices and shipments for joint compound products. First quarter 2008 operating profit of $4 million was $2 million lower than last year’s first quarter primarily due to the lower average realized selling prices and shipments of gypsum wallboard.
     USG Mexico, S.A. de C.V., USG’s Mexico-based gypsum business, reported first quarter 2008 net sales of $47 million compared with $43 million achieved a year ago. Sales improved largely due to higher shipments of cement board and construction plaster. First quarter 2008
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operating profit was $4 million compared to $7 million reported in the same period last year. Operating profit fell due to lower realized selling prices for gypsum wallboard as well as higher energy and raw material costs.
Building Products Distribution
     L&W Supply Corporation, USG’s building products distribution business, reported first quarter 2008 net sales of $490 million, a decline of $14 million, or 3 percent, versus the first quarter of 2007. This decline primarily reflects lower selling prices and shipments for gypsum wallboard, partially offset by the positive impact of the late March 2007 acquisition of California Wholesale Material Supply, Inc., or CALPLY. On a same-location basis, net sales for the first quarter of 2008 decreased 24 percent compared with the prior year’s first quarter as a result of weak residential construction demand, which lowered wallboard selling prices and volumes.
     During the first quarter of 2008, gypsum wallboard shipments declined by 8 percent compared with last year’s first quarter. Reflecting the relative strength of the commercial construction market and the acquisition of CALPLY, sales of L&W Supply’s ceiling, construction metal and insulation products were up 24 percent compared with the first quarter of 2007.
     L&W Supply reported an operating loss of $1 million in the first quarter of 2008 compared with an operating profit of $26 million reported in last year’s first quarter, largely due to lower shipments and margin for gypsum wallboard. Results in the first quarter of 2008 also included a $3 million charge related to a LIFO adjustment. As part of the company’s ongoing
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efforts to reduce its cost structure in light of market conditions, L&W Supply closed 10 centers during the quarter. Since the start of the downturn in construction, L&W has closed or 16 locations. At the end of the first quarter of 2008, L&W Supply operated 238 locations.
Worldwide Ceilings
     USG’s Worldwide Ceilings business reported first quarter 2008 net sales of $211 million, an increase of $14 million versus the first quarter of 2007. Operating profit in the first quarter of 2008 improved $8 million to $22 million compared to the first quarter of 2007.
     USG’s domestic ceilings business, USG Interiors, Inc., reported first quarter 2008 net sales of $135 million, an increase of $10 million compared with last year’s first quarter. USG Interiors’ first quarter 2008 operating profit almost doubled to $15 million versus the $8 million reported in the first quarter of 2007. These results reflect higher selling prices and shipments for ceiling tile and grid. Manufacturing efficiencies were also achieved but were partially offset by higher energy and raw material costs.
     USG International reported net sales of $73 million in the first quarter of 2008 compared with $69 million for the same period a year earlier, reflecting increased demand for ceiling grid and joint compound in Europe and the favorable effects of currency translation. Operating profit of $4 million in the first quarter of 2008 was unchanged from last year’s first quarter primarily as a result of favorable ceiling grid and joint compound gross profit margins in Europe and the favorable impact of currency translation offset by higher selling and administrative expenses.
     The ceilings division of CGC Inc. reported net sales of $15 million and operating profit of $3 million in the first quarter of 2008. These results compare with net sales of $15 million and operating profit of $2 million for the same period a year ago.
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Other Consolidated Information
     First quarter 2008 selling and administrative expenses totaled $102 million, a decrease of $15 million, or 13 percent, compared to the first quarter of 2007. Expenses were lower in the 2008 period primarily due to a company-wide emphasis on reducing expenses including the impact of the 2007 salaried workforce reductions. As a percent of net sales, selling and administrative expenses were 8.8 percent in the first quarter of 2008, down from 9.3 percent in the comparable 2007 period.
     On April 1, the corporation initiated a workforce reduction program that is expected to eliminate about 500 positions across the corporation. The anticipated cash cost of the program is between $15 million and $20 million. These costs will be charged against results from operations beginning in the second quarter of this year.
     Interest expense was $17 million for the first quarter of 2008 compared with $44 million for the first quarter of 2007. First quarter 2007 interest expense was higher due to a higher level of borrowings as well as a $10 million pretax charge to write off deferred financing fees related primarily to the corporation’s repayment of a $1.065 billion tax bridge loan in March 2007.
     As of March 31, 2008, USG had $190 million of cash and cash equivalents on a consolidated basis. This compared with $297 million reported as of December 31, 2007. Total debt amounted to $1.283 billion as of March 31, 2008, up from $1.238 billion as of December 31, 2007. Capital expenditures in the first quarter of 2008 were $105 million compared with $111 million in the corresponding 2007 period.
     A conference call is being held today at 10:00 A.M. Central Time (11:00 A.M. Eastern) during which USG senior management will discuss the corporation’s results of operations. The conference call and presentation will be webcast simultaneously on the USG Web site,
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www.usg.com, in the Investor Information section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the passcode is 21304136. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, a telephonic replay of the call will be available until April 30, 2008. The replay dial-in number is 1-888-843-8996 (1-630-652-3044 for international callers), and the passcode is 21304136.
     USG Corporation is a Fortune 500 manufacturer and distributor of high-performance building systems through its United States Gypsum Company, L&W Supply Corporation and USG Interiors, Inc. subsidiaries. Headquartered in Chicago, USG serves the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.
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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions such as the levels of new home and other construction activity, employment levels, the availability of mortgage financing, mortgage and other interest rates, housing affordability and supply, currency exchange rates and consumer confidence; competitive conditions, such as price, service and product competition; shortages in raw materials; increases in raw material, energy, transportation and employee benefit costs; the timing of commencement of operation of new and upgraded manufacturing facilities; the loss of one or more major customers; capacity utilization rates; capital markets conditions and the availability of borrowings under our credit agreement; the results of a review by the Congressional Joint Committee on Taxation relating to the tax refund we received related to the payments we made to the asbestos trust; our success in integrating acquired businesses; changes in laws or regulations, including environmental and safety regulations; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this press release.

USG CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in millions except per share data)
(Unaudited)

	Three Months
	ended March 31,
	2008	2007

Net sales	$1,165	$1,259
Cost of products sold	1,124	1,047

Gross profit	41	212
Selling and administrative expenses	102	117
Restructuring charges	4	—

Operating profit (loss)	(65)	95
Interest expense	17	44
Interest income	(2)	(8)
Other income, net	(1)	—

Earnings (loss) before income taxes	(79)	59
Income tax expense (benefit)	(34)	18

Net earnings (loss)	$(45)	$41

Earnings (loss) per common share:
Basic	$(0.45)	$0.45
Diluted	(0.45)	0.45

Average common shares *	99,057,624	91,376,178
Average diluted common shares *	99,057,624	91,664,897

Other Information:
Depreciation, depletion and amortization	$44	$48
Capital expenditures	105	111

*	Average common shares and average diluted common shares outstanding are calculated in accordance with Financial Accounting Standard No. 128, “Earnings Per Share.”

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months
	ended March 31,
	2008	2007

Net Sales:

North American Gypsum:
U.S. Gypsum Company	$514	$661
CGC Inc. (gypsum)	84	77
USG Mexico S.A. de C.V.	47	43
Other *	16	17
Eliminations	(43)	(41)

Total	618	757

Building Products Distribution:
L&W Supply Corporation	490	504

Worldwide Ceilings:
USG Interiors, Inc.	135	125
USG International	73	69
CGC Inc. (ceilings)	15	15
Eliminations	(12)	(12)

Total	211	197

Eliminations	(154)	(199)

Total USG Corporation	$1,165	$1,259

Operating Profit (Loss):

North American Gypsum:
U.S. Gypsum Company	$(64)	$81
CGC Inc. (gypsum)	4	6
USG Mexico S.A. de C.V.	4	7
Other *	(1)	(1)

Total	(57)	93

Building Products Distribution:
L&W Supply Corporation	(1)	26

Worldwide Ceilings:
USG Interiors, Inc.	15	8
USG International	4	4
CGC Inc. (ceilings)	3	2

Total	22	14

Corporate	(30)	(39)
Eliminations	1	1

Total USG Corporation	$(65)	$95

*	Includes a shipping company in Bermuda and a mining operation in Nova Scotia, Canada.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	March 31,	December 31,
	2008	2007

Assets
Current Assets:
Cash and cash equivalents	$190	$297
Receivables (net of reserves — $17 and $17)	520	430
Inventories	390	377
Income taxes receivable	25	37
Deferred income taxes	38	53
Other current assets	88	57

Total current assets	1,251	1,251

Property, plant and equipment (net of accumulated depreciation and depletion — $1,284 and $1,249)	2,648	2,596
Deferred income taxes	266	228
Goodwill	229	226
Other assets	318	320

Total Assets	$4,712	$4,621

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$387	$328
Accrued expenses	221	234
Short-term debt	45	—
Income taxes payable	5	5

Total current liabilities	658	567

Long-term debt	1,238	1,238
Deferred income taxes	10	10
Other liabilities	622	613

Commitments and contingencies

Stockholders’ Equity
Preferred stock	—	—
Common stock	10	10
Treasury stock	(203)	(204)
Capital received in excess of par value	2,620	2,607
Accumulated other comprehensive income	31	9
Retained earnings (deficit)	(274)	(229)

Total stockholders’ equity	2,184	2,193

Total Liabilities and Stockholders’ Equity	$4,712	$4,621